                                                                    Exhibit 99.1

                                  Press Release

                   Pinnacle Airlines releases November Traffic


Memphis Tenn. (December 6th, 2005) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), released its passenger and traffic levels for November 2005 today.

For November, Pinnacle flew 438.1 million Available Seat Miles (ASMs), an increase of 5.7% over November 2004 levels. Revenue Passenger Miles (RPMs) expanded 22.2% to 329.7 million. Passenger Load Factor was 75.3%. Pinnacle transported 659,319 Customers during the month, 20% more than the same period last year.

During November, Pinnacle operated 33,261 block hours and completed 19,295 cycles, increases of 6.4% and 5.5% over November 2004 levels, respectively. The term "block hour" refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term "cycle" refers to an aircraft's departure and corresponding arrival.

                              November 2005 Traffic

                        2005                  2004                 Change
ASMs (000)              438,083               414,651              5.7%
RPMs (000)              329,661               269,838              22.2%
Load Factor             75.3%                 65.1%                10.2 pts
Passengers              659,319               549,281              20.0%
Block Hours             33,261                31,263               6.4%
Cycles                  19,295                18,291               5.5%

                              Year-To-Date Traffic

                        2005                  2004                 Change
ASMs (000)              5,269,850             3,802,180            38.6%
RPMs (000)              3,783,015             2,626,782            44.0%
Load Factor             71.8%                 69.1%                2.7 pts
Passengers              7,405,668             5,789,659            27.9%
Block Hours             396,721               291,329              36.2%
Cycles                  228,688               183,243              24.8%

"November is traditionally a busy month and this year was no exception", said Philip H. Trenary, President & CEO. "I would like to thank all Pinnacle People for providing such an outstanding and highly reliable operation over the holiday and for entire month."

Effective October 31, 2005, Northwest Airlines removed 15 aircraft from the Pinnacle fleet. These aircraft are being returned to the lessor. Pinnacle now operates fleet of 124 Canadair 44 and 50-seat Regional Jets. Pinnacle operates under the name Northwest Airlink and provides service to destinations in the United States and Canada from Northwest hubs at Detroit, Memphis and Minneapolis
- St. Paul, and its two focus cities of Milwaukee and Indianapolis. Pinnacle maintains its headquarters in Memphis, Tenn., and employs approximately 3,450 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

                                      # # #